PRESS RELEASE

Contact: Dalip Puri 203-573-2153

Chemtura Reports Third Quarter 2013 Financial Results

Third Quarter 2013 Net Sales of $569 million, GAAP net loss from continuing operations of $0.45 per share and net earnings from continuing operations of $0.10 per share on a managed basis

Consumer Products Now Reported as a Discontinued Operation

PHILADELPHIA, PA – November 4, 2013 – Chemtura Corporation, (NYSE / Euronext Paris: CHMT) (the “Company,” “Chemtura,” “We,” “Us” or “Our”) today announced financial results for the third quarter ended September 30, 2013. We also filed with the Securities and Exchange Commission our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013. For the third quarter of 2013, Chemtura reported net sales of $569 million and a net loss from continuing operations attributable to Chemtura on a GAAP basis of $44 million, or $0.45 per share. Net earnings from continuing operations attributable to Chemtura on a managed basis were $10 million, or $0.10 per share.

Third Quarter 2013 Financial Results

The discussion below includes financial information on both a GAAP and non-GAAP managed basis. We present managed basis financial information as management uses this information internally to evaluate and direct the performance of our operations and believes that managed basis financial information provides useful information to investors. A reconciliation of GAAP and managed basis financial information is provided in the supplemental schedules included in this release.

The following is a summary of third quarter and nine months ended September 30, 2013 financial results from continuing operations attributable to Chemtura on a GAAP basis:

(In millions, except per share data)	Third Quarter			Nine months ended September 30,
	2013	2012	% change	2013	2012	% change
Net sales	$569	$546	4%	$1,687	$1,663	1%
Operating income	$27	$50	(46%)	$74	$154	(52%)
Net (loss) earnings	$(44)	$22	(a)	$(35)	$84	(142%)
Net (loss) earnings - per diluted share	$(0.45)	$0.22	(a)	$(0.36)	$0.85	(142%)

(a) - Changes greater than 150% are not shown.

The following is a summary of third quarter and nine months ended September 30, 2013 financial results from continuing operations attributable to Chemtura on a managed basis:

(In millions, except per share data)	Third Quarter			Nine months ended September 30,
	2013	2012	% change	2013	2012	% change
Net sales	$569	$546	4%	$1,687	$1,663	1%
Operating income	$33	$51	(35%)	$124	$163	(24%)
Net earnings	$10	$21	(52%)	$52	$81	(36%)
Net earnings - per diluted share	$0.10	$0.21	(52%)	$0.52	$0.82	(37%)
Adjusted EBITDA	$59	$79	(25%)	$210	$250	(16%)

CEO Remarks

“With the agreement to sell our Consumer Products business, this quarter we have adopted discontinued operations treatment for this business,” commented Craig A. Rogerson, Chairman, President and CEO of Chemtura. “In conjunction with our results for the third quarter of 2013, we have provided investors with our recent historical quarterly results recast to reflect the adoption of discontinued operations. While muted in the near term by the weaker demand conditions for our Industrial Engineered Products segment, the divestiture of our Consumer Products business over time will expand Chemtura’s percentage margins and lift our growth rates to assist us in meeting our financial and strategic performance goals. In the interim, the actions we took to eliminate stranded costs associated with the sale of our Antioxidants business contemplated this transaction, giving us a head start. We will eliminate the remaining stranded costs associated with the Consumer Products business upon the closing of the transaction.”

“With the liquidity being generated by our portfolio management actions, we are very focused on capital allocation,” continued Mr. Rogerson. “In the third quarter, we repurchased approximately 2.2 million shares under our share repurchase program at a cost of $50 million, using a portion of the proceeds from the Antioxidant sale to return value to shareholders. Following the closing of the Consumer Products transaction, we will pay down debt to maintain our leverage excluding Consumer Products and increase the size of our share repurchase program. Meanwhile, in 2014, with both capital spending and pension plan contributions trending lower, we will be focused on improving free cash flow.”

“As discussed in our third quarter outlook, this was a tough quarter for our Industrial Engineered Products segment,” commented Mr. Rogerson. “Unit volume in the quarter was relatively stable sequentially with some growth from insulation foam applications offset by lower electronic volumes as we elected to hold prices. The profitability of the segment deteriorated sequentially through the impact of lower utilization of manufacturing capacity, higher input costs, cumulative effects on pricing and the requirement to establish a reserve against some slower moving electronics inventory. Industrial Performance Products saw comparable conditions to last quarter, but had to absorb the cost of the start-up of their new plants in China and the Netherlands. They ended up falling short of fully offsetting these additional costs. Chemtura AgroSolutions put up another strong quarter, with Adjusted EBITDA up 17% year-on-year.”

Outlook

“Recast for the discontinued operations treatment of the Consumer Products business, managed basis operating income in the fourth quarter of 2012 was $28 million,” observed Mr. Rogerson. “It is our goal to exceed this performance level, before any costs we incur in our process of exploring the sale of Chemtura AgroSolutions. Although the performance of Chemtura AgroSolutions will be seasonally lower in the fourth quarter than in the third quarter, we anticipate that they, as well as Industrial Performance Products, will deliver year-on-year improvement. Corporate expense will be lower than a year ago. Industrial Engineered Products is expected to improve over its performance in the third quarter of 2013 but is unlikely to reach the operating income it delivered in the fourth quarter of 2012.”

Mr. Rogerson concluded, “Demand conditions for Industrial Engineered Products have now been relatively stable for two quarters. While a sudden upturn in demand is less likely in the fourth quarter, we will benefit from actions to take out cost and better utilize our manufacturing assets. We announced increases in certain selling prices for brominated flame retardants in the latter part of the third quarter which have held in some electronic applications but pricing for insulation foam applications remains depressed. The net effect of these actions should be a positive turn in the performance trend for this segment.”

Non-Operating Activities Reflected in Our Third Quarter Financial Results

•	In September 2013, our Board of Directors (the “Board”) approved the sale of our Consumer Products segment subject to the completion of definitive transaction documents and in October 2013, we entered into a stock purchase agreement to sell our Consumer Products business, including dedicated manufacturing plants in the U.S. and South Africa, to KIK Custom Products Inc. (“KIK”) for $315 million subject to certain customary pre- and post-closing adjustments, primarily for working capital and assumed pension liabilities. The transaction is subject to customary closing conditions and regulatory approvals and is targeted to close on December 31, 2013.

•	The assets and liabilities of the Consumer Products segment have been presented as assets and liabilities held for sale. Additionally, we determined that discontinued operations treatment applied and earnings and direct costs associated with the Consumer Products segment have been presented as earnings (loss) from discontinued operations, net of tax in the tables attached to this release for the current and comparative periods. On November 4, 2013, we also filed an 8-K attaching comparable information for our historical annual periods for the years ended December 2009, 2010, 2011 and 2012 and for the quarterly periods in the years ended December 31, 2011 and 2012, the quarterly period ended March 31, 2013, and the quarterly and six month periods ended June 30, 2013.

•	Certain functional and other expenses that are managed company-wide are allocated to our segments. the portion of such costs allocated to the Consumer Products segment do not transfer directly to the buyer under the transaction and will be subject to a process of elimination after the sale. As such, in historic periods these costs are shown as part of continuing operations in the corporate segment and not included under earnings (loss) from discontinued operations, net of tax. These costs approximate $5 million and $4 million for the quarters ended September 30, 2013 and 2012, respectively and $10 million and $9 million for the nine months ended September 30, 2013 and 2012, respectively. Additionally, our Corporate segment included $3 million for the quarters ended September 30, 2013 and 2012 and $8 million for the nine months ended September 30, 2013 and 2012 of amortization expense related directly to our Consumer Products segment which has now been included in earnings (loss) from discontinued operations, net of tax in our Consolidated Statement of Operations.

•	In July 2013, we undertook a registered public offering of $450 million of 5.75% Senior Notes due 2021 (the “2021 Senior Notes”). The proceeds were primarily utilized to completed the purchase of $354 million of our 7.875% Senior Notes due 2018 (the “2018 Senior Notes”) that had been tendered in a concurrent tender offer and consent solicitation. As a result of this transaction, we recorded a loss on early extinguishment of debt of $50 million in the quarter ended September 30, 2013. Additionally, with the remaining proceeds and cash on hand we made a prepayment on our senior secured term loan facility due 2016 (the “Term Loan”) of $100 million in the third quarter of 2013. These refinancing actions will reduce annual interest expense by approximately $8 million.

•	In October 2013, our Board decided to explore the sale of the our agrochemicals business, Chemtura AgroSolutions. There is no definitive timetable for the sale process and there can be no assurance that the process will result in a sale of the Chemtura AgroSolutions business. Therefore, as of September 30, 2013, we did not meet the criteria to report the assets and liabilities associated with this segment as assets held for sale and therefore, the earnings and direct costs of this segment remain as part of our continuing operations.

•	In October 2013, we entered into an amendment to our Term Loan. The amendment to the Term Loan (the “Amendment”), among other things, (i) reduces the interest rate and LIBOR floor on the term loans outstanding under the Term Loan agreement (the “term loans”), (ii) provides for a 1% prepayment premium if the term loans are refinanced with certain specified refinancing debt within 6 months, (iii) introduces scheduled quarterly amortization of the term loans in the amount of 1% annually, and (iv) permits additional flexibility for under certain of our operating covenants (including but not limited to additional flexibility for debt, investments, restricted payments and dispositions) in the Term Loan agreement. The Amendment became effective on October 30, 2013. The amendment will further reduce annual interest expense by approximately $6 million.

Third Quarter 2013 Business Segment Highlights

•	Industrial Performance Products’ net sales increased $23 million or 11% as a result of a $21 million increase in sales volume, a $1 million year-over-year increase in selling prices and $1 million from favorable foreign currency translation. Operating income on a managed basis decreased $2 million or 7% in the third quarter of 2013 to $26 million. Operating income on a GAAP basis of $24 million included $2 million for the accelerated recognition of asset retirement obligations. Sales volume improvements in our petroleum additives and certain synthetic lubricant products due to a higher demand than a year ago offset some decline in urethane product sales volume which continues to be affected by weak demand in mining and electronic applications across all regions. The benefit of the increased sales volumes was diluted by product mix coupled with some raw material increases. We recorded $2 million of unabsorbed costs related to the initial start-up of our new Nantong, China and Ankerweg, Netherlands facilities. Operating income also reflected increases in our selling, general and administrative costs (“SG&A”) and research and development costs (“R&D”) (collectively, “SGA&R”) offset by the favorable effects of foreign currency translation.

•	Industrial Engineered Products’ net sales decreased $5 million or 2% reflecting $14 million in lower selling prices, partly offset by an $8 million increase in sales volumes and $1 million from favorable foreign currency translation. Operating income decreased $29 million from the third quarter of 2012 to $1 million. Lower net sales and operating income reflected lower selling prices and weaker sales volumes year-over-year for our brominated products used in the insulation foam and electronic applications as a result of lower overall end-market demand. Some of this weakness was offset by stronger demand from clear brine fluids used in off-shore gas production and other industrial applications coupled with an increase in volume of organometallic tin-based products and products used as components of polyolefin polymerization catalysts as well as favorable selling prices for the tin-based products. Operating income was unfavorably impacted by an increase in manufacturing costs and unfavorable manufacturing variances of $6 million and a charge of $6 million for the quarter related to excess inventory resulting from the prolonged reduction in electronics volume and $3 million increase in SGA&R and other costs.

•	Chemtura AgroSolutions’ net sales increased $5 million or 4% resulting from $6 million in higher selling prices and $3 million in higher sales volume partly offset by $4 million of unfavorable foreign currency translation. Operating income increased $3 million reflecting the higher selling prices, $2 million in lower manufacturing costs and $2 million in lower raw material costs, offset in part by $2 million in unfavorable foreign currency translation, $1 million from product mix changes, and a $2 million increase in other costs. We experienced strong market demand for insecticides and seed treatment products, particularly in Latin America. North America sales volumes declined from the same quarter in 2012 reflecting the relative timing of orders in 2013, having shifted from the third quarter to the second quarter. Sales volume in Europe benefited from strong weed pressure increasing demand for herbicides and adjuvants. Operating income also benefited from favorable manufacturing variances due to the higher sales volumes.

•	Corporate expenses for the third quarter of 2013 on a GAAP basis decreased to $19 million compared with $28 million in 2012. Corporate expenses included amortization expense related to intangible assets and depreciation expense of $4 million and $5 million for the third quarters of 2013 and 2012, respectively, and non-cash stock compensation expense of $2 million for the third quarters of 2013 and 2012. The decrease was primarily due to lower accrued expense for employee incentive plan and the sale of a non-operating site, offset by project costs associated with our initiative to explore the sale of Chemtura AgroSolutions, increased workers compensation expense and an increase in our environmental reserves at our El Dorado, Arkansas facility. Stranded costs related to the Antioxidant business were eliminated during the first half of 2013 such that there was no expense in the third quarter of 2013 but were $3 million for the third quarter of 2012. Stranded costs related to the Consumer Products segment were $5 million and $4 million for the third quarters of 2013 and 2012, respectively. Additionally, our Corporate segment included $3 million and $4 million for the third quarters of 2013 and 2012, respectively, of amortization expense related directly to our Antioxidant business and Consumer Products segment which has now been included in earnings (loss) on discontinued operations, net of tax.

•	The Consumer Products segment is being reported as a discontinued operation for the current and prior periods.

Third Quarter 2013 Results – GAAP

•	Consolidated net sales of $569 million for the third quarter of 2013 were $23 million or 4% higher than 2012 driven by higher volume of $32 million, offset by lower selling prices of $7 million and unfavorable foreign currency translation of $2 million.

•	Gross profit for the third quarter of 2013 was $121 million, a decrease of $27 million compared with the third quarter of 2012. Gross profit as a percentage of net sales decreased to 21% as compared with 27% in the same quarter of 2012. Gross profit was impacted by $6 million in unfavorable manufacturing costs and variances, $7 million in lower selling prices and variances, a charge of $6 million related to an increase in our excess inventory reserve due to the prolonged reduction in electronics demand for our brominated products and a $8 million increase in other costs.

•	Operating income for the third quarter of 2013 decreased $23 million to $27 million compared with $50 million for the third quarter of 2012. The decrease was primarily due to the $27 million decrease in gross profit and a $1 million increase in other costs, partly offset by $3 million in lower SGA&R costs and a $2 million decrease in depreciation and amortization expense.

•	Included in the computation of operating income for the third quarters of 2013 and 2012 was $3 million and $2 million, respectively, of stock-based compensation expense. Stock-based compensation expense for continuing operations is expected to be approximately $14 million for 2013.

•	Interest expense was $14 million during the third quarter of 2013 which was $3 million lower than 2012, primarily due to higher capitalized interest expense in 2013 and fees associated with the securitization program which was suspended in 2012.

•	Loss on the early extinguishment of debt of $50 million in the third quarter of 2013 included $42 million for the difference between the principal amount of the 2018 Senior Notes tendered and the sum of the tender offer consideration and consent payments and $8 million for the write-off of unamortized capitalized financing costs and original issuance discount with respect to the 2018 Senior Notes purchased under the tender offer.

•	Other expense, net of $4 million in the third quarter of 2013 was slightly lower than the third quarter of 2012.

•	Reorganization items, net was $1 million in the third quarter of 2012 which is comprised primarily of professional fees directly associated with the Chapter 11 reorganization.

•	The income tax expense in the third quarter of 2013 was $3 million compared with $5 million in the third quarter of 2012.

•	Net loss from continuing operations attributable to Chemtura for the third quarter of 2013 was $44 million, or $0.45 per diluted share, compared with net earnings from continuing operations attributable to Chemtura of $22 million, or $0.22 per diluted share for the third quarter of 2012.

•	Earnings from discontinued operations, net of tax attributable to Chemtura for the third quarter of 2013 was $7 million, or $0.07 per diluted share compared with a loss from discontinued operations, net of tax attributable to Chemtura for the third quarter of 2012 of $13 million, or $0.13 per diluted share. Discontinued operations includes the Antioxidant and Consumer Products businesses.

•	Loss on sale of discontinued operations, net of tax attributable to Chemtura for the third quarter of 2013, was $3 million, or $0.03 per diluted share, which represents the Antioxidant business.

Third Quarter 2013 Results - Managed Basis

•	On a managed basis, third quarter 2013 gross profit was $121 million, as compared with $148 million in the same period last year. Gross profit as a percentage of net sales decreased to 21% as compared with 27% in the same quarter of 2012. The decrease in gross profit was primarily due to unfavorable manufacturing costs and variances, lower selling prices and the increase of $6 million in our excess inventory reserve related to the prolonged reduction in electronics demand for our brominated products.

•	On a managed basis, third quarter 2013 operating income was $33 million as compared with $51 million in the same period last year. The decrease in operating income primarily reflected the decrease in gross profit, partially offset by lower SGA&R costs and lower depreciation and amortization expense.

•	Adjusted EBITDA in the third quarter of 2013 was $59 million as compared with $79 million in the third quarter of 2012 (see the tables attached to this earnings release for a reconciliation of the computation of Adjusted EBITDA). The decrease in Adjusted EBITDA was principally driven by lower gross profit offset in part by lower SGA&R costs. Adjusted EBITDA for the last twelve months decreased from $313 million at December 31, 2012 to $273 million at September 30, 2013. Adjusted EBITDA excludes the Antioxidant and Consumer Products businesses which are classified as discontinued operations.

•	Net earnings from continuing operations before income taxes on a managed basis in the third quarters of 2013 and 2012 were $15 million and $29 million, respectively, and exclude pre-tax GAAP adjustments of $56 million and $2 million, respectively. These adjustments are primarily related to the loss on early extinguishment of debt, facility closures, severance and related costs, accelerated recognition of asset retirement obligations and accelerated depreciation of property, plant and equipment.

•	Chemtura has chosen to apply an estimated tax rate to our managed basis pre-tax income to simplify for investors the comparison of underlying operating performance. In 2012, we applied an estimated managed basis tax rate of 28% reflecting the expected performance of our core operations in 2012. With a projected shift in relative profitability to the U.S. from international operations, in 2013, we are applying an estimated managed basis tax rate of 31%. The estimated managed basis tax rate reflects (i) the impact of the adjustments made in the preparation of pre-tax managed basis income; (ii) the exclusion of the benefit or charge arising from the creation or release of valuation allowances on U.S. income; (iii) the utilization of foreign tax credits generated in the current year; and (iv) the conclusion that we will indefinitely re-invest the majority of the earnings of our foreign subsidiaries in our international operations. We will continue to monitor our estimated managed basis tax rate and may modify it based on changes in the composition of our taxable income and in tax rates around the world.

Cash Flows Details - GAAP

•	Net cash provided by operating activities for the third quarter of 2013 was $136 million as compared with $129 million for the third quarter of 2012.

•	Capital expenditures for the third quarter of 2013 were $37 million compared with $36 million in the third quarter of 2012, reflecting investments to support organic growth initiatives including building our Nantong multi-purpose plant in China.

•	Cash income taxes paid (net of refunds) in the third quarter of 2013 and 2012 were $7 million.

•	On May 9, 2013, the Board authorized an increase in our share repurchase program by $41 million to $141 million and extended the program through March 31, 2014. During the third quarter of 2013, we repurchased 2.2 million shares at a cost of $50 million. As of September 30, 2013, the remaining authorization under the program was approximately $50 million.

•	Our total debt was $894 million as of September 30, 2013 and as of June 30, 2013. Cash and cash equivalents from continuing operations increased to $311 million as of September 30, 2013 compared with $306 million as of June 30, 2013.

•	Total debt less cash and cash equivalents of $583 million as of September 30, 2013 decreased $5 million compared with total debt less cash and cash equivalents of $588 million as of June 30, 2013.

Third Quarter Earnings Q&A Teleconference

Copies of this release, as well as informational slides, will be available on the Investor Relations section of our Web site at www.chemtura.com. We will host a teleconference to review these results at 9:00 a.m. (EST) on Tuesday, November 5, 2013. Interested parties are asked to dial in approximately 10 minutes prior to the start time. The call-in number for U.S. based participants is (877) 494-3128 and for all other participants is (404) 665-9523. The conference ID code is 75759158.

Replay of the call will be available for thirty days, starting at 12 p.m. (EST) on Tuesday, November 5, 2013. To access the replay, call toll-free (855) 859-2056, (800) 585-8367, or (404) 537-3406, and enter access code 75759158. An audio webcast of the call can be accessed via the link below during the time of the call:

https://event.webcasts.com/starthere.jsp?ei=1023641

Chemtura Corporation, with 2012 net sales of $2.2 billion, 1 is a global manufacturer and marketer of specialty chemicals, agrochemicals and pool, spa and home care products. Additional information concerning us is available at www.chemtura.com.

1 2012 net sales of $2.2 billion reflects discontinued operations treatment for the sale of Chemtura’s Antioxidants and Consumer Products businesses.

Managed Basis Financial Measures

The information presented in this press release and in the attached financial tables includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Our managed basis financial measures consist of adjusted results of operations that exclude certain expenses, gains and losses that may not be indicative of our core operations. Excluded items include costs associated with the bankruptcy reorganization; facility closures, severance and related costs; gains and losses on sale of business and assets; increased depreciation due to the change in useful life of assets; unusual and non-recurring settlements; accelerated recognition of asset retirement obligations: impairment charges; changes in our pension plans as a result of dispositions, merger or significant plan amendments, and the release of cumulative translation adjustments upon the complete or substantial liquidation of any majority-owned entity. They also include the computation of Adjusted EBITDA. In addition to the managed basis financial measures discussed above, we have applied a managed basis effective income tax rate to our managed basis income before taxes. Our managed basis tax rate of 31% in 2013 and 28% in 2012 represents refined estimated tax rates for our core operations to simplify comparison of underlying operating performance. Reconciliations of these managed basis financial measures to their most directly comparable GAAP financial measures are provided in the attached financial tables. We believe that such managed basis financial measures provide useful information to investors and may assist them in evaluating our underlying performance and identifying operating trends. In addition, management uses these managed basis financial measures internally to allocate resources and evaluate the performance of our operations. While we believe that such measures are useful in evaluating our performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these managed basis financial measures may differ from similarly titled managed basis financial measures used by other companies and do not provide a comparable view of our performance relative to other companies in similar industries.

Forward-Looking Statements

This document includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended and Section 21(e) of the Exchange Act of 1934, as amended. These forward-looking statements are identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	The cyclical nature of the global chemicals industry;
•	Increases in the price of raw materials or energy and our ability to recover cost increases through increased selling prices for our products;
•	Disruptions in the availability of raw materials or energy;
•	Our ability to implement our growth strategies in rapidly growing markets and faster growing regions;
•	Our ability to execute timely upon our portfolio management strategies and mid and long range business plans;
•	Our ability to obtain the requisite regulatory and other approvals to implement the plan to build a new multi-purpose manufacturing facility in Nantong, China;
•	The receipt of governmental and other approvals associated with the sale of the Consumer Products business and the successful fulfillment or waiver of all other closing conditions for such a transaction without unexpected delays or conditions;
•	The successful closing of the sale of the Consumer Products business and separation of that business from the rest of our businesses;
•	Our ability to identify one or more potential purchasers of the Chemtura AgroSolutions business who are willing to pay a price for the business that we are willing to accept, and to reach a definitive agreement on a mutually acceptable transaction with such purchaser;
•	The receipt of governmental and other approvals associated with the sale of the Chemtura AgroSolutions business and the successful fulfillment or waiver of all other closing conditions for such a transaction without unexpected delays or conditions;
•	The successful closing of the sale of the Chemtura AgroSolutions business and separation of that business from the rest of our businesses;
•	Declines in general economic conditions;
•	The ability to comply with product registration requirements of regulatory authorities, including the U.S. Food and Drug Administration (the “FDA”) and European Union REACh legislation;
•	The effect of adverse weather conditions;
•	Demand for Chemtura AgroSolutions segment products being affected by governmental policies;
•	Current and future litigation, governmental investigations, prosecutions and administrative claims;
•	Environmental, health and safety regulation matters;
•	Federal regulations aimed at increasing security at certain chemical production plants;
•	Significant international operations and interests;
•	Our ability to maintain adequate internal controls over financial reporting;
•	Exchange rate and other currency risks;
•	Our dependence upon a trained, dedicated sales force;
•	Operating risks at our production facilities;
•	Our ability to protect our patents or other intellectual property rights;
•	Whether our patents may provide full protection against competing manufacturers;
•	Our ability to remain technologically innovative and to offer improved products and services in a cost-effective manner;
•	The risks to our joint venture investments resulting from lack of sole decision making authority;
•	Our unfunded and underfunded defined benefit pension plans and post-retirement welfare benefit plans;
•	Risks associated with strategic acquisitions and divestitures;
•	Risks associated with possible climate change legislation, regulation and international accords;
•	The ability to support the carrying value of the goodwill and long-lived assets related to our businesses;
•	Whether we repurchase any additional shares of our common stock that our Board of Directors has authorized us to purchase and the terms on which any such repurchases are made; and
•	Other risks and uncertainties described in our filings with the Securities and Exchange Commission, including Item 1A, Risk Factors, in our Annual Report on Form 10-K.

These statements are based on our estimates and assumptions and on currently available information. Our forward-looking statements include information concerning possible or assumed future results of operations, and our actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this press release was issued. We undertake no duty to update any forward-looking statements to conform the statements to actual results or changes in our operations.

CHEMTURA CORPORATION

Index of Financial Statements and Schedules

Page

Financial Statements

Consolidated Statements of Operations (Unaudited) -
Quarters and nine months ended September 30, 2013 and 2012	9

Consolidated Statements of Comprehensive (Loss) Income (Unaudited) -
Quarters and nine months ended September 30, 2013 and 2012	10

Consolidated Balance Sheets - September 30, 2013 (Unaudited) and December 31, 2012	11

Condensed Consolidated Statements of Cash Flows (Unaudited) -
Nine months ended September 30, 2013 and 2012	12

Segment Net Sales and Operating Income (Unaudited) -
Quarters and nine months ended September 30, 2013 and 2012	13

Supplemental Schedules

Major Factors Affecting Net Sales and Operating Results (Unaudited) -
Quarter and nine months ended September 30, 2013 versus 2012	14

GAAP and Managed Basis Consolidated Statements of Operations (Unaudited) -
Quarters ended September 30, 2013 and 2012	15

GAAP and Managed Basis Consolidated Statements of Operations (Unaudited) -
Nine months ended September 30, 2013 and 2012	16

GAAP and Managed Basis Segment Net Sales and Operating Income (Unaudited) -
Quarters ended September 30, 2013 and 2012	17

GAAP and Managed Basis Segment Net Sales and Operating Income (Unaudited) -
Nine months ended September 30, 2013 and 2012	18

CHEMTURA CORPORATION

Consolidated Statements of Operations (Unaudited)

(In millions, except per share data)

	Quarters ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012

Net sales	$569	$546	$1,687	$1,663
Cost of goods sold	448	398	1,310	1,209
Gross profit	121	148	377	454
Gross profit %	21%	27%	22%	27%
Selling, general and administrative	58	60	169	182
Depreciation and amortization	24	26	76	75
Research and development	9	10	27	31
Facility closures, severance and related costs	3	2	28	8
Changes in estimates related to expected allowable claims	—	(1)	—	1
Equity loss	—	1	3	3
Operating income	27	50	74	154
Interest expense	(14)	(17)	(45)	(47)
Loss on early extinguishment of debt	(50)	—	(50)	—
Other (expense) income, net	(4)	(5)	11	(3)
Reorganization items, net	—	(1)	(1)	(4)
(Loss) earnings from continuing operations before income taxes	(41)	27	(11)	100
Income tax expense	(3)	(5)	(24)	(16)
(Loss) earnings from continuing operations	(44)	22	(35)	84
Earnings (loss) from discontinued operations, net of tax	7	(15)	28	(4)
Loss on sale of discontinued operations, net of tax	(3)	—	(149)	—
Net (loss) earnings	(40)	7	(156)	80
Less: Net loss attributable to non-controlling interests	—	2	—	1
Net (loss) earnings attributable to Chemtura	$(40)	$9	$(156)	$81
Basic per share information - attributable to Chemtura:
(Loss) earnings from continuing operations, net of tax	$(0.45)	$0.22	$(0.36)	$0.85
Earnings (loss) from discontinued operations, net of tax	0.07	(0.13)	0.29	(0.03)
Loss on sale of discontinued operations, net of tax	(0.03)	—	(1.52)	—
Net (loss) earnings attributable to Chemtura	$(0.41)	$0.09	$(1.59)	$0.82
Diluted per share information - attributable to Chemtura:
(Loss) earnings from continuing operations, net of tax	$(0.45)	$0.22	$(0.36)	$0.85
Earnings (loss) from discontinued operations, net of tax	0.07	(0.13)	0.29	(0.03)
Loss on sale of discontinued operations, net of tax	(0.03)	—	(1.52)	—
Net (loss) earnings attributable to Chemtura	$(0.41)	$0.09	$(1.59)	$0.82
Weighted average shares outstanding - Basic	97.5	97.9	98.1	98.4
Weighted average shares outstanding - Diluted	97.5	98.2	98.1	98.8
Amounts attributable to Chemtura Stockholders:
(Loss) earnings from continuing operations, net of tax	$(44)	$22	$(35)	$84
Earnings (loss) from discontinued operations, net of tax	7	(13)	28	(3)
Loss on sale of discontinued operations, net of tax	(3)	—	(149)	—
Net (loss) earnings attributable to Chemtura	$(40)	$9	$(156)	$81

CHEMTURA CORPORATION

Consolidated Statements of Comprehensive (Loss) Income (Unaudited)

(In millions)

	Quarters ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Net (loss) earnings	$(40)	$7	$(156)	$80
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments	25	37	(16)	15
Unrecognized pension and other post-retirement benefit costs	5	7	142	6
Comprehensive (loss) income	(10)	51	(30)	101
Comprehensive loss attributable to the non-controlling interest	—	2	—	1
Comprehensive (loss) income attributable to Chemtura	$(10)	$53	$(30)	$102

CHEMTURA CORPORATION

Consolidated Balance Sheets

(In millions)

	September 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$311	$363
Accounts receivable	386	345
Inventories	428	398
Other current assets	137	123
Current assets of discontinued operations	390	383
Total current assets	1,652	1,612
NON-CURRENT ASSETS
Property, plant and equipment, net	716	655
Goodwill	177	177
Intangible assets, net	138	146
Other assets	161	169
Non-current assets of discontinued operations	—	271
Total Assets	$2,844	$3,030

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term borrowings	$2	$5
Accounts payable	172	152
Accrued expenses	189	178
Income taxes payable	7	8
Current liabilities of discontinued operations	124	168
Total current liabilities	494	511
NON-CURRENT LIABILITIES
Long-term debt	892	871
Pension and post-retirement health care liabilities	323	386
Other liabilities	138	109
Non-current liabilities of discontinued operations	—	85
Total liabilities	1,847	1,962
STOCKHOLDERS' EQUITY
Common stock	1	1
Additional paid-in capital	4,373	4,366
Accumulated deficit	(3,004)	(2,848)
Accumulated other comprehensive loss	(302)	(428)
Treasury stock	(72)	(30)
Total Chemtura stockholders' equity	996	1,061
Non-controlling interest - Continuing operations	1	—
Non-controlling interest - Discontinued operations	—	7
Total Non-controlling interest	1	7
Total stockholders' equity	997	1,068
Total Liabilities and Stockholders' Equity	$2,844	$3,030

CHEMTURA CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Nine months ended September 30,
Increase (decrease) to cash	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) earnings	(156)	80
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Loss on sale of discontinued operations	149	—
Impairment charges	—	36
Release of translation adjustment from liquidation of entities	(15)	—
Loss on early extinguishment of debt	50	—
Depreciation and amortization	93	104
Stock-based compensation expense	11	14
Reorganization items, net	—	1
Changes in estimates related to expected allowable claims	—	1
Equity loss (income)	1	(2)
Changes in assets and liabilities, net	(74)	(123)
Net cash provided by operating activities	59	111
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from divestments net of transaction costs and cash transferred	91	9
Payments for acquisitions	(3)	—
Capital expenditures	(124)	(94)
Net cash used in investing activities	(36)	(85)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from 2021 Senior Notes	450	—
Payments on 2018 Senior Notes, includes premium on tendering of notes	(395)	—
Payments on Term Loan	(102)	—
Proceeds from A/R Financing Facility, net	—	2
Proceeds from other long-term borrowings	27	—
Payments on other long-term borrowings	(3)	—
Payments on other short-term borrowings, net	(1)	(3)
Common shares acquired	(50)	(20)
Payment for debt issuance costs	(8)	(1)
Proceeds from exercise of stock options	6	2
Net cash used in financing activities	(76)	(20)
CASH
Effect of exchange rates on cash and cash equivalents	(1)	1
Change in cash and cash equivalents	(54)	7
Cash and cash equivalents at beginning of period	365	180
Cash and cash equivalents at end of period	$311	$187

Cash and cash equivalents at end of period - Continuing operations	$311	$186
Cash and cash equivalents at end of period - Discontinued operations	$—	$1

CHEMTURA CORPORATION

Segment Net Sales and Operating Income (Unaudited)

(In millions)

	Quarters ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
NET SALES
Petroleum additives	$168	$144	$519	$454
Urethanes	74	75	218	223
Industrial Performance Products	242	219	737	677
Bromine based & related products	166	169	485	549
Organometallics	42	44	123	126
Industrial Engineered Products	208	213	608	675
Chemtura AgroSolutions	119	114	342	311
Total net sales	$569	$546	$1,687	$1,663
OPERATING INCOME
Industrial Performance Products	$24	$28	$84	$82
Industrial Engineered Products	1	30	34	112
Chemtura AgroSolutions	24	21	69	54
Segment operating income	49	79	187	248
General corporate expense, including amortization	(19)	(28)	(85)	(85)
Facility closures, severance and related costs	(3)	(2)	(28)	(8)
Changes in estimates related to expected allowable claims	—	1	—	(1)
Total operating income	$27	$50	$74	$154

CHEMTURA CORPORATION

Major Factors Affecting Net Sales and Operating Results (Unaudited)

Quarter and Nine Months ended September 30, 2013 versus 2012

(In millions)

The following table summarizes the major factors contributing to the changes in operating results versus the prior year:

	Quarter ended September 30,		Nine months ended September 30,
	Net Sales	Earnings (loss) from continuing operations before income taxes	Net Sales	Earnings from continuing operations before income taxes
2012	$546	$27	$1,663	$100
2012 Facility closures, severance and related costs	—	2	—	8
2012 Changes in estimates related to expected allowable claims	—	(1)	—	1
2012 Reorganization items, net	—	1	—	4
	546	29	1,663	113
Changes in selling prices	(7)	(7)	(8)	(8)
Unit volume and mix	32	2	40	(7)
Foreign currency impact - operating income	(2)	(1)	(8)	(5)
Lower raw materials and energy costs	—	3	—	(3)
Manufacturing cost impacts	—	(12)	—	(22)
Changes in SGA&R, excluding foreign exchange impact	—	4	—	15
Lower depreciation and amortization expense	—	3	—	—
Lower interest expense	—	3	—	2
Foreign currency impact - other (expense) income, net	—	2	—	3
Other	—	(11)	—	(13)
	569	15	1,687	75
2013 Environmental reserves	—	—	—	(21)
2013 UK pension benefit matter	—	—	—	2
2013 Accelerated recognition of asset retirement obligations	—	(2)	—	(2)
2013 Accelerated depreciation of property, plant and equipment	—	(1)	—	(1)
2013 Facility closures, severance and related costs	—	(3)	—	(28)
2013 Loss on early extinguishment of debt	—	(50)	—	(50)
2013 Reclass of translation adjustments from liquidation of entities	—	—	—	15
2013 Reorganization items, net	—	—	—	(1)
2013	$569	$(41)	$1,687	$(11)

CHEMTURA CORPORATION

GAAP and Managed Basis Consolidated Statements of Operations (Unaudited)

(In millions, except per share data)

	Quarter ended September 30, 2013			Quarter ended September 30, 2012
	GAAP	Managed Basis Adjustments	Managed Basis	GAAP	Managed Basis Adjustments	Managed Basis
Net sales	$569	$—	$569	$546	$—	$546
Cost of goods sold	448	—	448	398	—	398
Gross profit	121	—	121	148	—	148
Gross profit %	21%		21%	27%		27%
Selling, general and administrative	58	(2)	56	60	—	60
Depreciation and amortization	24	(1)	23	26	—	26
Research and development	9	—	9	10	—	10
Facility closures, severance and related costs	3	(3)	—	2	(2)	—
Changes in estimates related to expected allowable claims	—	—	—	(1)	1	—
Equity loss	—	—	—	1	—	1
Operating income	27	6	33	50	1	51
Interest expense	(14)	—	(14)	(17)	—	(17)
Loss on early extinguishment of debt	(50)	50	—	—	—	—
Other expense, net	(4)	—	(4)	(5)	—	(5)
Reorganization items, net	—	—	—	(1)	1	—
(Loss) earnings from continuing operations before income taxes	(41)	56	15	27	2	29
Income tax expense	(3)	(2)	(5)	(5)	(3)	(8)
(Loss) earnings from continuing operations	(44)	54	10	22	(1)	21
Earnings (loss) from discontinued operations, net of tax	7	(7)	—	(15)	15	—
Loss on sale of discontinued operations, net of tax	(3)	3	—	—	—	—
Net (loss) earnings	(40)	50	10	7	14	21
Less: Net loss attributable to non-controlling interests	—	—	—	2	(2)	—
Net (loss) earnings attributable to Chemtura	$(40)	$50	$10	$9	$12	$21
Basic per share information - attributable to Chemtura:
(Loss) earnings from continuing operations, net of tax	$(0.45)		$0.10	$0.22		$0.21
Earnings (loss) from discontinued operations, net of tax	0.07		—	(0.13)		—
Loss on sale of discontinued operations, net of tax	(0.03)		—	—		—
Net (loss) earnings	$(0.41)		$0.10	$0.09		$0.21
Diluted per share information - attributable to Chemtura:
(Loss) earnings from continuing operations, net of tax	(0.45)		$0.10	$0.22		$0.21
Earnings (loss) from discontinued operations, net of tax	0.07		—	(0.13)		—
Loss on sale of discontinued operations, net of tax	(0.03)		—	—		—
Net (loss) earnings	$(0.41)		$0.10	$0.09		$0.21
Weighted average shares outstanding - Basic	97.5		97.5	97.9		97.9
Weighted average shares outstanding - Diluted	97.5		98.7	98.2		98.2
Managed Basis Adjustments consist of the following:
Accelerated recognition of asset retirement obligation		$2			$—
Accelerated depreciation of property, plant and equipment		1			—
Facility closures, severance and related costs		3			2
Changes in estimates related to expected allowable claims		—			(1)
Loss on early extinguishment of debt		50			—
Reorganization items, net		—			1
Pre-tax		56			2
Adjustment to apply a Managed Basis effective tax rate		(2)			(3)
(Earnings) loss from discontinued operations, net of tax		(7)			15
Loss on sale of discontinued operations, net of tax		3			—
Non-controlling interests - Discontinued Operations		—			(2)
After-tax		$50			$12
Adjusted EBITDA consists of the following:
Operating income - GAAP			$27			$50
Accelerated recognition of asset retirement obligation			2			—
Accelerated depreciation of property, plant and equipment			1			—
Facility closures, severance and related costs			3			2
Changes in estimates related to expected allowable claims			—			(1)
Operating income - Managed Basis			33			51
Depreciation and amortization - Managed Basis			23			26
Non-cash stock-based compensation expense			3			2
Adjusted EBITDA			$59			$79

CHEMTURA CORPORATION

GAAP and Managed Basis Consolidated Statements of Operations (Unaudited)

(In millions, except per share data

	Nine months ended September 30, 2013			Nine months ended September 30, 2012
	GAAP	Managed Basis Adjustments	Managed Basis	GAAP	Managed Basis Adjustments	Managed Basis
Net sales	$1,687	$—	$1,687	$1,663	$—	$1,663
Cost of goods sold	1,310	(21)	1,289	1,209	—	1,209
Gross profit	377	21	398	454	—	454
Gross profit %	22%		24%	27%		27%
Selling, general and administrative	169	—	169	182	—	182
Depreciation and amortization	76	(1)	75	75	—	75
Research and development	27	—	27	31	—	31
Facility closures, severance and related costs	28	(28)	—	8	(8)	—
Changes in estimates related to expected allowable claims	—	—	—	1	(1)	—
Equity loss	3	—	3	3	—	3
Operating income	74	50	124	154	9	163
Interest expense	(45)	—	(45)	(47)	—	(47)
Loss on early extinguishment of debt	(50)	50	—	—	—	—
Other income (expense), net	11	(15)	(4)	(3)	—	(3)
Reorganization items, net	(1)	1	—	(4)	4	—
(Loss) earnings from continuing operations before income taxes	(11)	86	75	100	13	113
Income tax expense	(24)	1	(23)	(16)	(16)	(32)
(Loss) earnings from continuing operations	(35)	87	52	84	(3)	81
Earnings (loss) from discontinued operations, net of tax	28	(28)	—	(4)	4	—
Loss on sale of discontinued operations, net of tax	(149)	149	—	—	—	—
Net (loss) earnings	(156)	208	52	80	1	81
Less: Net loss attributable to non-controlling interests	—	—	—	1	(1)	—
Net (loss) earnings attributable to Chemtura	$(156)	$208	$52	$81	$—	$81
Basic per share information - attributable to Chemtura:
(Loss) earnings from continuing operations, net of tax	$(0.36)		$0.53	$0.85		$0.82
Earnings (loss) from discontinued operations, net of tax	0.29		—	(0.03)		—
Loss on sale of discontinued operations, net of tax	(1.52)		—	—		—
Net (loss) earnings	$(1.59)		$0.53	$0.82		$0.82
Diluted per share information - attributable to Chemtura:
(Loss) earnings from continuing operations, net of tax	$(0.36)		$0.52	$0.85		$0.82
Earnings (loss) from discontinued operations, net of tax	0.29		—	(0.03)		—
Loss on sale of discontinued operations, net of tax	(1.52)		—	—		—
Net (loss) earnings	$(1.59)		$0.52	$0.82		$0.82
Weighted average shares outstanding - Basic	98.1		98.1	98.4		98.4
Weighted average shares outstanding - Diluted	98.1		99.3	98.8		98.8
Managed Basis Adjustments consist of the following:
Environmental reserves		$21			$—
UK pension benefit matter		(2)			—
Accelerated recognition of asset retirement obligation		2			—
Accelerated depreciation of property, plant and equipment		1			—
Facility closures, severance and related costs		28			8
Changes in estimates related to expected allowable claims		—			1
Loss on early extinguishment of debt		50			—
Reclass of translation adjustments from liquidation of entities		(15)			—
Reorganization items, net		1			4
Pre-tax		86			13
Adjustment to apply a Managed Basis effective tax rate		1			(16)
(Earnings) loss from discontinued operations, net of tax		(28)			4
Loss on sale of discontinued operations, net of tax		149			—
Non-controlling interests - Discontinued Operations		—			(1)
After-tax		$208			$—
Adjusted EBITDA consists of the following:
Operating income - GAAP			$74			$154
Environmental reserves			21			—
UK pension benefit matter			(2)			—
Accelerated recognition of asset retirement obligation			2			—
Accelerated depreciation of property, plant and equipment			1			—
Facility closures, severance and related costs			28			8
Changes in estimates related to expected allowable claims			—			1
Operating income - Managed Basis			124			163
Depreciation and amortization - Managed Basis			75			75
Non-cash stock-based compensation expense			11			12
Adjusted EBITDA			$210			$250

CHEMTURA CORPORATION

GAAP and Managed Basis Segment Net Sales and Operating Income (Unaudited)

(In millions of dollars)

	Quarter ended September 30, 2013			Quarter ended September 30, 2012
	GAAP Historical	Managed Basis Adjustments	Managed Basis	GAAP Historical	Managed Basis Adjustments	Managed Basis
NET SALES
Industrial Performance Products	$242	$—	$242	$219	$—	$219
Industrial Engineered Products	208	—	208	213	—	213
Chemtura AgroSolutions	119	—	119	114	—	114
Total net sales	$569	$—	$569	$546	$—	$546
OPERATING INCOME
Industrial Performance Products	$24	$2	$26	$28	$—	$28
Industrial Engineered Products	1	—	1	30	—	30
Chemtura AgroSolutions	24	—	24	21	—	21
Segment operating income	49	2	51	79	—	79
General corporate expense, including amortization	(19)	1	(18)	(28)	—	(28)
Facility closures, severance and related costs	(3)	3	—	(2)	2	—
Changes in estimates related to expected allowable claims	—	—	—	1	(1)	—
Total operating income	$27	$6	$33	$50	$1	$51
Managed Basis Adjustments consist of the following:
Accelerated recognition of asset retirement obligation		$2			$—
Accelerated depreciation of property, plant and equipment		1			—
Facility closures, severance and related costs		3			2
Changes in estimates related to expected allowable claims		—			(1)
		$6			$1
DEPRECIATION AND AMORTIZATION
Industrial Performance Products	$7	$—	$7	$6	$—	$6
Industrial Engineered Products	10	—	10	12	—	12
Chemtura AgroSolutions	3	—	3	3	—	3
General corporate expense	4	(1)	3	5	—	5
Total depreciation and amortization	$24	$(1)	$23	$26	$—	$26
NON-CASH STOCK-BASED COMPENSATION EXPENSE
Industrial Performance Products			$—			$—
Industrial Engineered Products			—			—
Chemtura AgroSolutions			1			—
General corporate expense			2			2
Total non-cash stock-based compensation expense			$3			$2
Adjusted EBITDA by Segment:
Industrial Performance Products			$33			$34
Industrial Engineered Products			11			42
Chemtura AgroSolutions			28			24
General corporate expense			(13)			(21)
Adjusted EBITDA			$59			$79

CHEMTURA CORPORATION

GAAP and Managed Basis Segment Net Sales and Operating Income (Unaudited)

(In millions of dollars)

	Nine months ended September 30, 2013			Nine months ended September 30, 2012
	GAAP Historical	Managed Basis Adjustments	Managed Basis	GAAP Historical	Managed Basis Adjustments	Managed Basis
NET SALES
Industrial Performance Products	$737	$—	$737	$677	$—	$677
Industrial Engineered Products	608	—	608	675	—	675
Chemtura AgroSolutions	342	—	342	311	—	311
Total net sales	$1,687	$—	$1,687	$1,663	$—	$1,663
OPERATING INCOME
Industrial Performance Products	$84	$2	$86	$82	$—	$82
Industrial Engineered Products	34	—	34	112	—	112
Chemtura AgroSolutions	69	—	69	54	—	54
Segment operating income	187	2	189	248	—	248
General corporate expense, including amortization	(85)	20	(65)	(85)	—	(85)
Facility closures, severance and related costs	(28)	28	—	(8)	8	—
Changes in estimates related to expected allowable claims	—	—	—	(1)	1	—
Total operating income	$74	$50	$124	$154	$9	$163
Managed Basis Adjustments consist of the following:
Environmental reserves		$21			$—
UK pension benefit matter		(2)			—
Accelerated recognition of asset retirement obligation		2			—
Accelerated recognition of asset retirement obligation		1			—
Facility closures, severance and related costs		28			8
Changes in estimates related to expected allowable claims		—			1
		$50			$9
DEPRECIATION AND AMORTIZATION
Industrial Performance Products	$20	$—	$20	$18	$—	$18
Industrial Engineered Products	33	—	33	32	—	32
Chemtura AgroSolutions	9	—	9	10	—	10
General corporate expense	14	(1)	13	15	—	15
Total depreciation and amortization	$76	$(1)	$75	$75	$—	$75
NON-CASH STOCK-BASED COMPENSATION EXPENSE
Industrial Performance Products			$1			$1
Industrial Engineered Products			1			1
Chemtura AgroSolutions			1			1
General corporate expense			8			9
Total non-cash stock-based compensation expense			$11			$12
Adjusted EBITDA by Segment:
Industrial Performance Products			$107			$101
Industrial Engineered Products			68			145
Chemtura AgroSolutions			79			65
General corporate expense			(44)			(61)
Adjusted EBITDA			$210			$250